Exhibit 99.1

P&F INDUSTRIES REPORTS YEAR-END 2008 RESULTS

MELVILLE, NY, March 26, 2009- P&F Industries, Inc. (Nasdaq: PFIN) today announced results from operations for the fourth quarter and year ended December 31, 2008.

FULL YEAR RESULTS

P&F Industries, Inc., is reporting revenue of $87,657,000 for the year ended December 31, 2008, compared to $110,825,000 reported for the year ended December 31, 2007. The Company indicated that had it not been for non-cash impairment charges recognized in the fourth quarter of 2008, its pre-tax income would have been $851,000. However, as the result of the aforementioned impairment charges of $7,477,000,  P&F is reporting  a net loss from continuing operations of $4,415,000, or $1.21, for both basic and diluted loss per common share, compared to basic and diluted loss from continuing operations per share of $4.77 for the year ended December 31, 2007.

Earnings from discontinued operations, net of taxes, for the year ended December 31, 2008 was $117,000, a decrease of $3,012,000 from $3,129,000 reported for the prior year.  In 2007, the Company reported an after-tax gain on the sale of real property of approximately $3,037,000.  For the year ended December 31, 2008, the Company’s basic and diluted earnings per common share from discontinued operations was $0.03 compared to basic and diluted earnings per common share from discontinued operations of $0.87 for the year ended December 31, 2007.

With respect to the overall results for 2008, the Company reported a basic and diluted loss per common share of $1.18, compared to basic and diluted loss per common share of $3.90 for 2007.

FOURTH-QUARTER RESULTS

Revenue for the fourth quarter of 2008 was $15,674,000 compared to $24,905,000 for the same three-month period in 2007.  During the fourth quarter of 2008, the Company recorded non-cash impairment charges against goodwill and other intangible assets of $7,477,000, which resulted in a net after tax loss of $5,465,000, compared to a net after tax loss of $17,943,000 reported for the same period in the prior year.  During the three-month period ended December 31, 2007, the Company recorded impairment charges of $23,462,000.

For the fourth quarter ended December 31, 2008, the Company reported a basic and diluted loss per common share from continuing operations of $1.51, compared to a basic and diluted loss from continuing operations per common share of $4.93 for the same period in the prior year.

Earnings from discontinued operations, net of tax benefit, for the fourth quarter of 2008 was approximately $36,000 compared to $300 reported for the fourth quarter of 2007.  Basic and diluted earnings per share from discontinued operations for the three-month period ended December 31, 2008 and 2007 were $0.01 and nil, respectively.

With respect to our overall results for the fourth quarter of 2008, the Company reported a basic and diluted loss per common share of $1.50 compared to basic and diluted loss per common share of $4.93 for the same period in the prior year.

P&F Chairman of the Board, President, and Chief Executive Officer, Richard Horowitz, commented, “Our performance during 2008, in particular the fourth quarter, was indicative of the state of the general economy, further compounded by the persistent downward trend in the number of new homes constructed in America, which is one of our key business drivers.

Also impacting our results during the quarter was the recognition of $7,477,000 of impairment charges of certain intangible assets within our Hardware group. Certain of our subsidiaries were unable to demonstrate an ability to generate sufficient discounted future cash flows to support the recorded amounts of goodwill, other intangible assets and other long-lived assets related to those subsidiaries, thereby necessitating the impairment charges. While these charges were significant, I wish to point out that they did not affect our cash flow nor do we believe it should impact the future operations of our Company.”

Revenue for the Continental Tool group in the fourth quarter of 2008 decreased to $9,552,000 from $14,803,000 in the fourth quarter of 2007.  This decrease consisted of a reduction at Florida Pneumatic of $6,070,000, primarily due to reduced purchases from its largest retail customer, as well as reduced volume of our Franklin products line of $2,656,000 and $940,000, respectively.  In addition, its revenue decreased $1,959,000 as the result of the loss of The Home Depot as a customer during the year.  The above factors were partially offset by increased revenue at Hy-Tech, which saw its revenue grow to $4,845,000 for the fourth quarter of 2008, from $4,027,000 in the prior year.

Gross margin at Florida Pneumatic for both the fourth quarter of 2008 and 2007 was 25.9%.  However as the result of the fall-off in revenue, its gross profit decreased to $1,218,000 for the three-month period ended December 31, 2008, compared to $2,787,000 for the three-month period ended December 31, 2007.  Hy-Tech was able to increase its gross margin to 37.2% from 35.8%, and its gross profit improved to $1,801,000, from $1,450,000.

Mr. Horowitz stated, “Retail business at our Tool group was depressed during 2008, most notably during the fourth quarter.  However Hy-Tech, which focuses on the typically more stable industrial sector, mitigated these sluggish results.”

Countrywide Hardware’s, revenue for the fourth quarter of 2008 decreased to $6,122,000 from $10,102,000 reported in the fourth quarter of 2007. Revenue generated from the sale of our stair products, which includes sales at Woodmark and Pacific Stair Products, decreased to $3,586,000 from $6,004,000, in the fourth quarter of 2007 primarily due to the significant reduction of newly constructed homes.  In addition, revenue from Woodmark’s kitchen and bath products, which are primarily sold into the mobile home and remodeling markets and, to a lesser extent, the new home sector, decreased to $844,000 from $1,276,000 inn the fourth quarter of 2007.  Nationwide’s revenue decreased to $1,682,000 from $2,794,000, when compared to the same period in the prior year, primarily due to decreases in patio product line sales of $85,000, sales of fencing hardware of $700,000 and OEM product sales of $327,000, respectively.

Gross margin for the Hardware group for the three-month period ended December 31, 2008 was 20.7%, compared to 28.8% for the same period in the prior year.  The most significant factor creating this decrease was that Pacific Stair Products during the period had a deficit margin of 19.7%, versus a deficit margin of 5.5% for the same period in 2007. To help improve results within the Hardware group, in the fall of 2008, the Company closed the Pacific Stairs Products mill in southern California.

During the three-month period ended December 31, 2008, selling and general and administrative expenses decreased to $4,900,000 from $6,487,000 reported for the three-month period ended December 31, 2007.  The most significant components of the reduction were lower compensation, commissions, advertising and promotional fees, warranty expenses and freight-out.  Mr. Horowitz added, “While we were able to reduce total operating expenses by more than 24% when comparing the fourth quarter of 2008 to the same period last year, as a percentage of revenue our selling and general and administrative expenses increased approximately 5%, as much of our operating overhead is fixed.  In an effort to address this, we have made it a prime directive to re-visit all operating expenses in 2009, in order to identify opportunities for further cost reductions wherever possible.”

Mr. Horowitz noted, “Our Hardware group continues to suffer through the on-going downward trend in the number of new housing starts.  Unfortunately, the ill affects appear to have now migrated into the overall general economy and, as such, we are encountering a slowdown in orders in the retail portion of our Tool group, as well.  We believe 2009 will be another difficult year, as the current forecast of the number of new housing starts remains pessimistic.  However, we intend to continue our efforts to vigorously market our products and pursue new accounts in this depressed market, while controlling costs.  We remain committed to provide extraordinary service, along with quality products to our customers.”  He concluded his comments by stating, “We have already put in place a number of key cost cutting measures which should further reduce our cost of operations and improve our cash position going forward.  Some of the significant actions we have undertaken include elimination of overseas third party purchasing agents, as well as reduced staffing, pay and benefits. Lastly, we have initiated a inventory reduction program which is intended to improve our cash flows and enhance business performance.”

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, March 26, 2009, at 11:00 a.m. Eastern time to discuss its 2008 fourth-quarter and year-end results. Investors and other interested parties can listen to the call by dialing (877) 407-8031, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Website, while a telephone replay of the call will be available through April 2, 2009, beginning at 2:00 p.m. Eastern time on March 26, 2009  at 1-877-660-6853, Account No. 286, Conference ID No. 316753.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2009 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	December 31, 2008	December 31, 2007

Assets
Cash	$1,043	$1,334
Accounts receivable - net	8,507	12,883
Notes and other receivables	72	394
Inventories - net	31,286	31,736
Deferred income taxes - net	1,584	1,397
Assets of discontinued operations	33	56
Income tax refund receivable	327	226
Prepaid expenses and other current assets	885	1,171

Total current assets	43,737	49,197

Property and equipment	24,754	24,726
Less accumulated depreciation and amortization	11,232	10,010
Net property and equipment	13,522	14,716
Goodwill	4,183	4,594
Other intangible assets - net	3,121	11,104
Deferred Income taxes – net	5,424	3,445
Other assets – net	485	205
Assets of discontinued operations	—	9
Total assets	$70,472	$83,270

Liabilities and Shareholders’ Equity
Short-term borrowings	$15,000	$8,000
Accounts payable	1,961	5,042
Income taxes payable	—	525
Accrued compensation	913	1,805
Other accrued liabilities	2,825	3,490
Current maturities of long-term debt	6,515	6,305
Liabilities of discontinued operations	31	30

Total current liabilities	27,245	25,197

Long-term debt, less current maturities	9,029	19,744
Liabilities of discontinued operations	331	343

Total liabilities	36,605	45,284

Total shareholders’ equity	33,867	37,986

Total liabilities and shareholders’ equity	$70,472	$83,270

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except per share data)	2008	2007	2008	2007
	(unaudited)	(unaudited)
Net revenue	$15,674	$24,905	$87,657	$110,825
Cost of sales	11,365	17,256	60,742	77,983
Gross profit	4,309	7,649	26,915	32,842

Selling, general and administrative expenses	4,899	6,486	24,295	28,100
Impairment of Goodwill and other intangible assets	7,477	23,462	7,477	23,462
Operating loss	(8,067)	(22,299)	(4,857)	(18,720)
Interest expense – net	352	697	1,769	2,918
Loss from continuing operations before income taxes	(8,419)	(22,996)	(6,626)	(21,638)
Income tax benefit	(2,954)	(5,053)	(2,211)	(4,415)
Loss from continuing operations before discontinued operations	(5,465)	(17,943)	(4,415)	(17,223)

Earnings from operation of discontinued operations net of tax	36	—	117	92
Gain on sale of asset of discontinued operations	—	—	—	3,037
Earnings from discontinued operations net of tax	36	—	117	3,129
Net loss	$(5,429)	$(17,943)	$(4,298)	$(14,094)

(Loss) earnings per common share:

Basic:
Continuing operations	$(1.51)	$(4.93)	$(1.21)	$(4.77)
Discontinued operations	0.01	—	0.03	0.87
Net loss per common share - basic	$(1.50)	$(4.93)	$(1.18)	$(3.90)

Diluted:
Continuing operations	$(1.51)	$(4.93)	$(1.21)	$(4.77)
Discontinued operations	0.01	—	0.03	0.87
Net loss per common share - diluted	$(1.50)	$(4.93)	$(1.18)	$(3.90)

Weighted average common shares outstanding:

Basic	3,615	3,637	3,628	3,613

Diluted	3,615	3,637	3,628	3,613

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